Exhibit 21.0

Subsidiaries of Pro-dex Inc. as of 6/30/2004:
         Pro-Dex Management Inc., a California Corporation

Subsidiaries of Pro-dex Inc. as of 6/30/2003:
         Micro Motors Inc., a Colorado Corporation
         Oregon Micro Systems Inc., an Oregon Corporation
         PDMI subsidiary B, a Delaware Corporation
         Pro-Dex Management Inc., a California Corporation